UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
December 28, 2004

PROFESSIONAL VETERINARY PRODUCTS, LTD.

(Exact name of registrant as specified in its charter)

Nebraska	000-26326	37-1119387

(State or other jurisdiction of	(Commission File	(IRS Employer
incorporation)	Number)	Identification No.)

10077 South 134th Street, Omaha, Nebraska	68138
(Address of principal executive offices)	(Zip Code)

(402) 331-4440
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 28, 2004, Professional Veterinary Products, Ltd. (the “Company”), a Nebraska corporation, and the Company’s subsidiaries, ProConn, LLC, a Nebraska limited liability company, and Exact Logistics, LLC, a Nebraska limited liability company, entered into a Second Amendment (the “Second Amendment”) to the Amended and Restated Loan Agreement (the “Loan Agreement”), whereby U.S. Bank National Association (“U.S. Bank”) agreed to increase the Company’s revolving line of credit from $25,000,000 to $40,000,000. Pursuant to the Second Amendment, the Company also agreed to amend certain financial covenants under the Loan Agreement. The Revolving Promissory Note, which evidences the amounts due according to the terms of the Second Amendment, matures on January 1, 2008; it replaces the former revolving promissory note, which was scheduled to mature on January 1, 2005.

Except as modified by the Second Amendment, the Loan Agreement was reaffirmed in all material respects. In addition to increasing the amount of the line of credit, the Second Amendment amended certain covenants relating to, among other things, tangible net worth, fixed charge coverage ratio, and leverage ratio. The Second Amendment does not alter the terms of the underlying Loan Agreement, which includes usual and customary events of default for a facility of this nature and provides that, upon the occurrence and continuation of an event of default, payment of all amounts payable under the Loan Agreement may be accelerated, and U.S. Bank’s commitments may be terminated.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See the information set forth in Item 1.01 of this Current Report on Form 8-K for a discussion of the terms and conditions of the Second Amendment to the Amended and Restated Loan Agreement.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROFESSIONAL VETERINARY PRODUCTS, LTD.
Date: March 11, 2005	By:	/s/ Dr. Lionel L. Reilly
Dr. Lionel L. Reilly
President and Chief Executive Officer